Exhibit 99.3

SAEXPLORATION HOLDINGS, INC.

OFFER TO EXCHANGE

Up to $150,000,000 Aggregate Principal Amount of 10.000% Senior Secured Notes due 2019,
which have been registered under the Securities Act of 1933,
For
Any and all outstanding unregistered 10.000% Senior Secured Notes due 2019, issued on July 2, 2014

THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON [____________, 2015], UNLESS EXTENDED (THE “EXPIRATION DATE”). TENDERS MAY BE WITHDRAWN PRIOR TO 5:00 P.M., NEW YORK CITY TIME, ON THE EXPIRATION DATE.

[____________, 2015]

To Brokers, Dealers, Commercial Banks,
Trust Companies and other Nominees:
As described in the enclosed Prospectus, dated [             , 2015] (as the same may be amended or supplemented from time to time, the “Prospectus”), and Letter of Transmittal (the “Letter of Transmittal”), SAExploration Holdings, Inc. (the “Company”) and certain subsidiary guarantors of the Company (collectively, the “Guarantors”) are offering to exchange (the “Exchange Offer”) an aggregate principal amount of up to $150,000,000 of the Company’s 10.000% Senior Secured Notes due 2019 (the “New Notes”), which have been registered under the Securities Act of 1933, as amended (the “Securities Act”), for any and all of its outstanding unregistered 10.000% Senior Secured Notes due 2019, issued on July 2, 2014 (the “Existing Notes”), upon the terms and subject to the conditions of the enclosed Prospectus and Letter of Transmittal. The terms of the New Notes to be issued in the Exchange Offer are substantially identical to the Existing Notes, except that the New Notes will be freely tradable. The Existing Notes are unconditionally guaranteed (the “Existing Guarantees”) by the Guarantors, and the New Notes will be unconditionally guaranteed (the “New Guarantees”) by the Guarantors. Upon the terms and subject to the conditions set forth in the Prospectus and the Letter of Transmittal, the Guarantors offer to issue the New Guarantees with respect to all New Notes issued in the Exchange Offer in exchange for the Existing Guarantees of the Existing Notes. Throughout this letter, unless the context otherwise requires, references to the “Exchange Offer” include the Guarantors’ offer to exchange the New Guarantees for the Existing Guarantees, references to the “New Notes” include the related New Guarantees and references to the “Existing Notes” include the related Existing Guarantees. The Company will accept for exchange any and all Existing Notes properly tendered according to the terms of the Prospectus and the Letter of Transmittal. Consummation of the Exchange Offer is subject to certain conditions described in the Prospectus.
WE URGE YOU TO PROMPTLY CONTACT YOUR CLIENTS FOR WHOM YOU HOLD EXISTING NOTES REGISTERED IN YOUR NAME OR IN THE NAME OF YOUR NOMINEE. PLEASE BRING THE EXCHANGE OFFER TO THEIR ATTENTION AS PROMPTLY AS POSSIBLE.
Enclosed are copies of the following documents:

1.	The Prospectus;

2.
The Letter of Transmittal for your use in connection with the tender of Existing Notes and for the information of your clients, including a Form W-9 and Guidelines for Certification of Taxpayer Identification Number on Form W-9 (providing information relating to U.S. federal income tax backup withholding);

3.	A form of Notice of Guaranteed Delivery; and

4.
A form of letter, including a letter of instructions to a registered holder from a beneficial owner, which you may use to correspond with your clients for whose accounts you hold Existing Notes that are registered in your name or the name of your nominee, with space provided for obtaining such clients’ instructions regarding the Exchange Offer.

Your prompt action is requested. Please note that the Exchange Offer will expire at 5:00 p.m., New York City time, on [             , 2015], unless the Company extends the Exchange Offer (such time and date, as the same may be extended, the “Expiration Date”).
To participate in the Exchange Offer, certificates for Existing Notes, together with a duly executed and properly completed Letter of Transmittal or facsimile thereof, or an agent’s message in lieu thereof providing a timely confirmation of a book-entry transfer of such Existing Notes into the account of U.S. Bank National Association (the “Exchange Agent”), at the book-entry transfer facility, with any required signature guarantees, and any other required documents, must be received by the Exchange Agent by the Expiration Date as indicated in the Prospectus and the Letter of Transmittal.
The Company will not pay any fees or commissions to any broker or dealer or to any other persons (other than the Exchange Agent) in connection with the solicitation of tenders of the Existing Notes pursuant to the Exchange Offer. However, the Company will pay or cause to be paid any transfer taxes, if any, applicable to the tender of the Existing Notes to it or its order, except as otherwise provided in the Prospectus and Letter of Transmittal.
If holders of the Existing Notes wish to tender, but it is impracticable for them to forward their Existing Notes prior to the Expiration Date or to comply with the book-entry transfer procedures on a timely basis, a tender may be effected by following the guaranteed delivery procedures described in the Prospectus and in the Letter of Transmittal.
Any inquiries you may have with respect to the Exchange Offer should be addressed to the Exchange Agent. Additional copies of the enclosed materials may be obtained from the Exchange Agent.

Very truly yours,
SAEXPLORATION HOLDINGS, INC.

By: __________________________________
Name:    Brent Whiteley
Title:    Chief Financial Officer, General Counsel,
and Secretary

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